Exhibit 23.2

November 1, 2018

Board of Trustees
Rhinebeck Bancorp, MHC
Board of Directors
Rhinebeck Bancorp, Inc.
Rhinebeck Bank
2 Jefferson Plaza

Poughkeepsie, New York 12601

Members of the Boards of Trustees and Directors:

We hereby consent to the use of our firm’s name in the Application to Become a Bank Holding Company on Form FR Y-3, and any amendments thereto, to be filed with the Federal Reserve Board, in the Application for Reorganization and Formation of a Mid-Tier Stock Holding Company, and any amendments thereto, to be filed with the New York State Department of Financial Services, and in the Registration Statement on Form S-1, and any amendments thereto, to be filed with the Securities and Exchange Commission. We also hereby consent to the inclusion of, summary of and references to our Valuation Appraisal Report and any Valuation Appraisal Report Updates in such filings including the prospectus of Rhinebeck Bancorp, Inc. We also consent to the reference to our firm under the heading “Experts” in the prospectus.

Sincerely,
RP® FINANCIAL, LC.

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